Contact:
Media
Sean Mahoney
Ph. 310.867.0670
seamah@gmail.com

Investor Relations
Jim Blackman
Ph. 713.256.0369
jim@prfmonline.com

FOR IMMEDIATE RELEASE

China Energy Recovery Announces First Nine Months of 2008
Demonstrate Significant Growth Over 2007

Total value of completed contracts in the first nine months of 2008 already exceed that of all of 2007 by nearly 20%

SHANGHAI, CHINA - October 6, 2008 - China Energy Recovery, Inc. (OTCBB: CGYV) ("China Energy Recovery" or "CER"), a leader in the waste heat energy recovery sector of the alternative energy industry, announced today that the total contract value for contracts and orders completed during the first nine months of 2008 has reached RMB 130 million (approximately US $19 million with the exchange rate as of this press release). That represents an increase of nearly RMB 20 million (nearly US $3 million) over the RMB 110 million of contracts and orders completed for the whole year of 2007.

“We’re very pleased to see the significant growth CER has enjoyed through the first three quarters of 2008, and are looking forward to what looks to be shaping up to be a robust fourth quarter,” stated CER Chairman and CEO, Mr. Qinghuan Wu. “Our systems are now operating in facilities reaching from Korea to Egypt, from Vietnam to Pakistan and throughout China. New systems will soon be operating in Malaysia, Turkey and as far away as Papua New Guinea. We’re very pleased with the growth in both our domestic and foreign sales and look forward to expanding those efforts as we look to further develop all of our markets in 2009 and beyond.”

The numbers presented above are total contract values, which include a 17% value added tax and the retainage amounts for product warranty purposes which are usually 5% to 10% of the total contract values and will be recognized as deferred revenues.

What is Waste Heat Energy Recovery?

Industrial facilities and power plants release significant amounts of excess heat into the atmosphere in the form of hot exhaust gases or high-pressure steam. Energy recovery is the process of recovering vast amounts of that wasted energy and converting it into usable electricity, dramatically lowering energy costs. Energy recovery systems are also capable of capturing the majority of carbon emissions and other harmful pollutants that would otherwise be released into the environment. It is estimated that energy recovery systems installed in U.S. industrial facilities could produce up to 20% of U.S. electricity needs without burning any additional fossil fuel, and could help many industries to meet stringent environmental regulations.

About China Energy Recovery, Inc.

CER is an international leader in energy recovery systems, with a primary focus on the Chinese market. CER's technology captures industrial waste energy to produce low-cost electrical power, enabling industrial manufacturers to reduce their energy costs, shrink their emissions footprint, and generate sellable emissions credits. CER has deployed its systems throughout China and in such international markets as Egypt, Turkey, Korea, Vietnam and Malaysia. CER focuses on numerous industries in which a rapid payback on invested capital is achieved by its customers, including: chemical, petro-chemicals, refining (including Ethanol refining), coke processing, and the manufacture of paper, cement and steel. CER continues to invest in R&D and plans to build China's first state-of-the-art energy recovery system research and fabrication facility to allow it to meet the increased demand for its products and services. For more information on CER, please visit: http://www.chinaenergyrecovery.com/s/Home.asp. Information on CER's website does not comprise a part of this press release.

Forward-Looking Statement Disclaimer

This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that CER believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors that CER believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of CER and may not materialize, including, without limitation, the efficacy and market acceptance of CER's products and services, and CER's ability to successfully complete orders and collect revenues therefrom. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, CER does not intend (and is not obligated) to update publicly any forward-looking statements, except as required by law. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in CER's filings with the SEC, including CER's Current Report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2008.

Cautionary Note About Financial Projections

The financial projections for future periods contained herein were made with input from CER's senior management and were not the result of a detailed budgeting process. These projections are based on management’s expectations and numerous assumptions and CER makes no representations or warranties as to the accuracy of the projections or the assumptions. This information represents CER's current estimate of the operating and financial results which CER would achieve if certain assumptions are realized. These assumptions relate primarily to CER's ability to successfully complete product orders and collect revenues therefrom, among other factors. These assumptions may be affected by a number of risks and uncertainties, many of which are wholly or partially beyond the Company's control, and, accordingly, there can be no assurance that any of these assumptions will be realized. These risks and uncertainties include, among others, those identified within CER's filings with the SEC, including CER's Current Report on Form 8-K filed on April 21, 2008. Accordingly, THE PROJECTIONS ARE PROVIDED FOR ILLUSTRATIVE PURPOSES ONLY, AND THE RESULTS CONTAINED IN THE PROJECTIONS ARE BY NO MEANS GUARANTEED. As a result, there can be no assurance that CER will achieve the financial results that are described herein.

# # #